UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019 (January 16, 2019)
____________________

ASTEA INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania 19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As previously disclosed, on June 26, 2018, in response to stockholder input, the board of directors (the “Board”) of Astea International Inc., a Delaware corporation (the “Company”), formed a special committee consisting entirely of independent directors (the “Special Committee”).

The Special Committee was formed to analyze the Company’s capital structure and assess recapitalization alternatives, specifically related to the Company’s outstanding convertible Series A and Series B preferred stock (collectively, the “Preferred Stock”), all of which is held by the Company’s founder and Chief Executive Officer, Zack Bergreen, and the associated cash dividend, in order to determine if there is a viable alternative for eliminating or modifying the Preferred Stock and/or eliminating, reducing or otherwise modifying the associated cash dividend that, if pursued, would positively impact the Company and otherwise be in the best interests of the Company’s stockholders.

Since being formed, the Special Committee has investigated various options and alternatives, reviewed various valuation methodologies, conducted extensive discussions among itself and with others, sought the advice of legal counsel and a financial advisor, and reviewed various analyses and presentations. On January 16, 2019, the Special Committee concluded its review of recapitalization alternatives, specifically related to the Preferred Stock and the associated cash dividend, and was unable to identify a viable alternative for eliminating or modifying the Preferred Stock and/or eliminating, reducing or otherwise modifying the associated cash dividend that, if pursued, would positively impact the Company and otherwise be in the best interests of the Company’s stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.

January 18, 2019	By:	/s/ Rick Etskovitz
	Name:	Rick Etskovitz Chief Financial Officer and Treasurer
Title: